Exhibit 10.4

NEW OMAHA HOLDINGS L.P.

June 27, 2007

Mr. Michael Capellas

43 Surfsong Road

Kiawah Island, SC 29455

Dear Michael:

We are all extremely pleased that you have agreed to accept our offer of employment, effective July 9, 2007 (“Commencement Date”). As we discussed, following the closing of the transaction contemplated by that certain Agreement and Plan of Merger by and among New Omaha Holdings L.P., Omaha Acquisition Corporation and First Data Corporation, dated April 1, 2007 (the “Merger Agreement”), New Omaha Holdings L.P. will cause its wholly owned subsidiary, New Omaha Holdings Corporation (the “Company”), and First Data Corporation (“FDC”) to assume this Letter Agreement and appoint you Chairman and Chief Executive Officer (“CEO”) of FDC and the Company. Until such time, you will serve as a consultant to New Omaha Holdings L.P. The terms and conditions of this letter (the “Letter Agreement”) shall govern your employment with the Company, FDC and New Omaha Holdings L.P.

On the Closing Date (as defined in the Merger Agreement), you will enter into other agreements with the Company and the investors therein, including, but not limited to, a management stockholder’s agreement (substantially in the form attached hereto as Annex A), a sale participation agreement (substantially in the form attached hereto as Annex B) and certain stock option agreements (substantially in the form attached hereto as Annex C) to be granted pursuant to the 2007 Stock Incentive Plan for Key Employees of the Company and its Affiliates (substantially in the form attached hereto as Annex D) (the “2007 Plan” and, together, with such other agreements, the “Equity Agreements”). Such Equity Agreements will be substantially in the form executed with other executives of the Company, with such changes as are necessary to reflect the terms herein. The nature of your employment is at-will, and may be terminated by you or the Company for any or no reason at any time.

With respect to the terms of your employment with FDC, you shall have the customary duties, responsibilities and authorities of a Chairman and CEO at a corporation of a similar size and nature. You will report directly to the Board of Directors of FDC (the “Board”). By executing this Letter Agreement, you acknowledge that you will devote your full business time as Chairman and CEO of FDC and you will perform your duties to FDC at the current or future designated FDC corporate headquarters or at such other location mutually agreed upon between FDC and you, unless your duties require that you perform such duties in other locations. Notwithstanding anything herein to the contrary, you will not be prohibited from continuing to serve on the boards of the entities set forth on Exhibit A hereto.

With respect to compensation for your services as CEO of FDC and the Company, you will receive the following compensation and benefits after the Closing Date, from which the payor shall be entitled to withhold any amount required by law, for so long as you continue to provide such services:

(i)  FDC shall pay you an annual base salary of $1,200,000 (your “Base Salary”). Such Base Salary shall be payable in accordance with the normal payroll practices of the FDC; provided, that any portion of your Base Salary earned prior to the Closing Date will be paid in arrears on or as soon as practicable after the Closing Date. Any increase in your Base Salary shall be at the discretion of the Compensation Committee of the Board;  provided, that no decrease shall be made to your Base Salary. Upon termination of your employment by FDC without Cause or by you as a result of Good Reason (each as defined in the Management Stockholders Agreement attached as Annex A hereto) after the Closing Date, you will be entitled to a payment of two times the sum of (x) your Base Salary and (y) target annual bonus; provided, that any such severance will be reduced on a dollar for dollar basis by the amount in excess of the amount paid by you, if any, realized, upon the disposition, by whatever means so disposed, including but not limited to by put, call, sale, transfer or assignment, of your (a) equity investment in the Company and (b) options to purchase shares of Company stock granted to you.

(ii)  FDC will pay you a pro rated guaranteed annual bonus for fiscal year 2007, based on pro ration from July 9, 2007, of a full-year annual bonus of $1,800,000 (the “2007 Bonus”), payable at such time as annual bonuses are paid in accordance with normal FDC practice and subject to your continued employment with FDC through such payment date. For all fiscal years after 2007, you will be eligible to earn a target annual bonus of 150% of your Base Salary, subject to FDC achieving certain predetermined performance goals established by the Compensation Committee of the Board in consultation with you.

(iii)  FDC will provide you with coverage under all retirement and welfare benefit programs, plans and practices and other fringe benefits which FDC makes available to its senior management (commensurate with your position in FDC and to the extent permitted under any such employee benefit plan), in accordance with the terms thereof. In addition, FDC or the Company will provide you with travel on a private airplane when you travel on business on behalf of FDC or the Company or when doing so otherwise serves FDC’s or the Company’s business interests.

At or as soon as practicable after Closing, you will purchase $15,000,000 worth of shares of common stock of the Company (“Common Stock”)(1) at $5.00 per share, the price paid by New Omaha Holdings L.P. for such class of stock, pursuant to the execution of a management stockholder’s agreement with the Company (substantially in the form attached hereto as Annex A), and subject to your execution of a sale participation agreement with certain investors in the Company (substantially in the form attached hereto as Annex B). On the date that you make such an investment, you will also receive corresponding stock option grants (substantially in the form attached hereto as Annex D) to purchase (i) 6,000,000 shares of Common Stock having an

(1) The ultimate entity in which you will invest and receive options is subject to change pending corporate structure determination.

aggregate exercise price equal to $30,000,000 (based on a per share exercise price equal to $5.00), vesting in equal installments on each of the first four anniversaries of the Closing Date, (ii) 6,000,000 shares of Common Stock having an aggregate exercise price equal to $30,000,000 (based on a per share exercise price equal to $5.00), vesting upon the achievement by the Company of certain predetermined performance hurdles, and (iii) 1,714,285 shares of Common Stock having an aggregate exercise price equal to $15,000,000 (based on a per share exercise price equal to $8.75) vesting in equal installments on each of the first four anniversaries of the Closing Date. All such shares of purchased Common Stock and any shares received upon exercise of any of the options discussed herein shall be subject to the restrictions and conditions set forth in the Equity Agreements.

Any controversy or claim arising out of or relating to this Letter Agreement or the breach of this Letter Agreement that cannot be resolved by you, FDC and the Company, including any dispute as to the calculation of your benefits or any payments hereunder, shall be submitted to arbitration in New York, New York, in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. This Letter Agreement and any dispute thereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Letter Agreement.

FDC and the Company will indemnify you for all acts or omissions occurring while you are an employee of FDC or the Company or a member of the Board of either to the maximum extent provided under their respective charters, by-laws, and applicable law. The Company and FDC will insure you under a policy of directors and officers liability insurance during your employment and thereafter to the same extent as provided to active members of the Board.

This Letter Agreement will automatically terminate upon the termination of the Merger Agreement, in accordance with the terms thereof, without any further action of the part of the parties hereto.

This Letter Agreement may be executed in counterparts.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

NEW OMAHA HOLDINGS L.P.

	By:	/s/ Scott Nuttall

	Name:	Scott Nuttall

	Title:	President

Accepted and Agreed

/s/ Michael Capellas
Michael Capellas

In accordance with the first paragraph of that certain letter agreement by and between Michael Capellas and New Omaha Holdings L.P., dated June 27, 2007 (the “Agreement”) the undersigned hereby expressly assume the Agreement and all obligations contained therein, effective as of this 24th day of September, 2007.

NEW OMAHA HOLDINGS CORPORATION

	By:	/s/ Tagar C. Olson

	Name:	Tagar C. Olson

	Title:	Vice President

FIRST DATA CORPORATION

	By:	/s/ Stanley J. Andersen

	Name:	Stanley J. Andersen

	Title:	Vice President and Assistant Secretary

Accepted and Agreed

/s/ Michael Capellas
Michael Capellas

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